Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Nortel Networks Corporation (the “Company”) on Form S-8 of our report dated February 10, 2003, except for note 21, which is as of February 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for goodwill), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Chartered Accountants

Toronto, Canada
August 5, 2003